ANDERSEN GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	May 31, 2003	February 28, 2003

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 1,773	$ 6,279
Marketable securities	2,265	1,809
Accounts and other receivables less allowances of $30 and $25, respectively	35	48
Prepaid expenses and other assets	318	242

Total current assets	4,391	8,378
Property, plant and equipment, net	3,345	3,403
Prepaid pension expense	4,633	4,591
Investment in ComCor-TV	3,500	-
Investment in Moscow Broadband Communication Ltd.	1,797	1,971
Other assets	744	702

	$ 18,410	$ 19,045

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$ 407	$ 407
Accounts payable	286	288
Other current liabilities	506	907
Deferred income taxes	305	132

Total current liabilities	1,504	1,734

Long-term debt, less current maturities	1,674	1,674
Other liabilities	913	867
Deferred income taxes	1,701	1,668

Total liabilities	5,792	5,943

Commitments and contingencies

Stockholders' equity:
Cumulative convertible preferred stock	3,497	3,497
Common stock	21	21
Additional paid-in capital	6,653	6,653
Retained earnings	2,447	2,931

Total stockholders' equity	12,618	13,102

	$ 18,410	$ 19,045

ANDERSEN GROUP, INC.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	May 31, 2003	May 31, 2002

Revenues	$ -	$ -

Costs and expenses:
General and administrative	885	546
Interest expense	57	69

	942	615
Investment income and other income	610	196

Loss from continuing operations before equity in losses of Moscow Broadband Communication Ltd., and income taxes	(332)	(419)
Equity in losses of Moscow Broadband Communication Ltd.	(174)	(168)

Net loss from continuing operations before income taxes	(506)	(587)
Income tax benefit	93	153

Net loss from continuing operations	(413)	(434)
Discontinued operations (Note 2):
Income from discontinued segment, net of income taxes of $80	-	132
Gain on sale of discontinued segment, net of income taxes of $686	-	1,472

Net (loss) income	(413)	1,170
Preferred dividends	(71)	(71)

(Loss) income applicable to common shares	$ (484)	$ 1,099

Earnings per common share:
Basic and diluted
Net loss from continuing operations	$ (0.23)	$ (0.24)
Income from discontinued operations	-	0.06
Gain on sale of discontinued operations	-	0.70

	$ (0.23)	$ 0.52

Weighted average number of shares outstanding	2,099,908	2,098,752